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                                                                      EXHIBIT 12

                             CAPITOL BANCORP LTD.
              COMPUTATION OF RATIO OF EARNINGS TO FIXED CHARGES
                            (DOLLARS IN THOUSANDS)



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
                                                     As of and for the
                                                     Nine Months ended
                                                     September 30             As of and for the years ended December 31
                                               --------------------------   --------------------------------------------------------
                                                      1997      1996        1996     1995         1994      1993       1992
Earnings:
 Income before income taxes                          $ 6,163    $ 5,144   $ 6,881    $ 4,808     $ 3,236    $1,487    $2,335
 Interest expense                                     17,633     12,996    17,800     15,079       9,397     8,072     7,356
                                                     -------    -------   -------    -------     -------    ------    ------
  Earnings for purposes of ratio                     $23,796    $18,140   $24,680    $19,887     $12,632    $9,558    $9,692
                                                     =======    =======   =======    =======     =======    ======    ======
Fixed Charges:
  Interest expense:
   Interest on deposits                              $17,165    $12,525   $17,292    $14,561     $ 8,784    $7,553    $7,269
   Debt obligations and other                            468        471       508        518         613       518        87
                                                     -------    -------   -------    -------     -------    ------    ------
   Total interest expense                             17,633     12,996    17,800     15,079       9,397     8,072     7,356
  Amortization of debt issuance costs                      0          0         0          0           0         0         0
  Interest component of rent expense                       0          0         0          0           0         0         0
                                                     -------    -------   -------    -------     -------    ------    ------
  Total fixed charges for purposes of ratio          $17,633    $12,996   $17,800    $15,079     $ 9,397    $8,072    $7,356
                                                     =======    =======   =======    =======     =======    ======    ======
Fixed charges excluding interest on deposits            $468       $471      $508       $518        $613      $518       $87
                                                     =======    =======   =======    =======     =======    ======    ======


Ratio of earnings to fixed charges:

 Including interest on deposits                         1.35       1.40      1.39       1.32        1.34      1.18      1.32
                                                     =======    =======   =======    =======     =======    ======    ======
 Excluding interest on deposits                        13.17      10.92     13.54       9.29        5.28      2.87     26.81
                                                     =======    =======   =======    =======     =======    ======    ======

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